UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2026

Leef Brands, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-56824

British Columbia	98-1653633
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Suite 2500 Park Place

666 Burrard Street

Vancouver, BC V6C 2X8, Canada

(Address of principal executive offices, including zip code)

(416) 797-6455

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 27, 2026, Leef Brands, Inc., a British Columbia corporation (the “Company”), completed a closing of a non-brokered private placement and share exchange of Series A-2 preferred shares in the capital of the Company (the “Series A-2 Preferred Shares”). At the closing, the Company issued an aggregate of 33,401,551 Series A-2 Preferred Shares, comprised of (a) 20,800,000 Series A-2 Preferred Shares issued for new cash subscriptions at a price of US$0.25 per share for aggregate gross proceeds of US$5,200,000, and (b) 12,601,551 Series A-2 Preferred Shares issued in exchange for the surrender and cancellation of 11,204,376 previously outstanding Series A-1 preferred shares of the Company (the “Series A-1 Preferred Shares”), together with the payment of supplemental dividends to the holders of the Series A-1 Preferred Shares in respect of the period from June 1, 2026 to July 10, 2026.

Each Series A-2 Preferred Share is convertible into common shares of the Company at a conversion price of US$0.25 per common share, subject to customary anti-dilution adjustments. Including all prior closings, the Company has raised aggregate gross proceeds of approximately US$14,500,000 in connection with the offering of its preferred shares.

The Company intends to use the net proceeds from the new capital raised in the offering to fund the acquisition of a processing facility. The facility is expected to be used to dry, cure, freeze and store cannabis biomass harvested from the Company’s Salisbury Canyon Ranch prior to extraction at the Company’s LEEF Labs facility in Mendocino County, California. The Company expects the facility to support its fully permitted 180-acre cultivation footprint, to position the Company for future interstate commerce and international export operations, and to provide an additional revenue stream through the provision of third-party processing and storage services.

Robert J. Mendola Jr., an insider of the Company, participated in the share exchange in respect of the Series A-2 Preferred Shares. The participation of Mr. Mendola constitutes a “related party transaction” within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on exemptions from the formal valuation and minority shareholder approval requirements of MI 61-101 in respect of such participation.

The Series A-2 Preferred Shares, and the common shares issuable upon conversion thereof, have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued pursuant to exemptions from the registration requirements of the Securities Act. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The foregoing description of the terms of the Series A-2 Preferred Shares and the related subscription and exchange agreements is qualified in its entirety by reference to the full text of the form of subscription agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On July 27, 2026, the Company issued a press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Subscription Agreement for Series A-2 Preferred Shares

10.2	Exchange Agreement (Exchange of Series A-1 Shares for Series A-2 Shares)

99.1	Press release dated July 27, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leef Brands, Inc.

Date:	August 3, 2026	By:	/s/ Kevin Wilson
Kevin Wilson
Chief Financial Officer